                                                                     EXHIBIT 1.1

                         ANADARKO PETROLEUM CORPORATION
                                 Debt Securities

                                 TERMS AGREEMENT

                            Dated: September 17, 2002


To:  Anadarko Petroleum Corporation
     1201 Lake Robbins Drive
     The Woodlands, Texas 77380
     Attention:  Senior Vice President, Finance

Re: Underwriting Agreement (Standard Provisions) Debt Securities 2001 Registration Statement on Form S-3 (File No. 333-86356,-01,-02,-03 and -04)

Title of Securities:  5% Notes due 2012

Indenture:  Indenture, dated as of March 9, 2001, between Anadarko Petroleum
            Corporation (the "Company") and The Bank of New York, Trustee

Principal amount to be issued:   $300,000,000

Current ratings:                 Baa1/BBB+

Interest rate:                   5%

Payable:                         April 1 and October 1, beginning on
                                 April 1, 2003

Date of Maturity:                October 1, 2012

Public offering price:           99.112

Purchase price:                  98.462

Specified funds for payment
   of purchase price:            Same day DTC funds

Closing date and location:       September 20, 2002, New York City

Lock-up Period:                  None

Additional co-managers, if any:

Sr. Co-managers:                 Credit Suisse First Boston Corporation,
                                 JP Morgan Securities Inc., Salomon Smith
                                 Barney Inc.


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Jr. Co-managers:                 ABN Amro Incorporated; BMO Nesbitt Burns
                                 Corp., Fleet Securities, Inc., The Royal Bank of Scotland plc, SunTrust Capital Markets, Inc.

Subject to the terms and provisions of the above referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof to the same extent as if such terms and provisions had been set forth in full herein, the Company agrees to sell and each Underwriter severally agrees to purchase the principal amount of Firm Securities set forth opposite its name.

         Name                                      Principal Amount
         ----                                      ----------------
Deutsche Bank Securities Inc.                        $142,500,000
Credit Suisse First Boston Corporation               $ 22,500,000
JP Morgan Securities Inc.                            $ 22,500,000
Salomon Smith Barney Inc.                            $ 22,500,000
ABN Amro Incorporated                                $ 18,000,000
BMO Nesbitt Burns Corp.                              $ 18,000,000
Fleet Securities, Inc.                               $ 18,000,000
The Royal Bank of Scotland plc                       $ 18,000,000
SunTrust Capital Markets, Inc.                       $ 18,000,000
                                                     ------------
                  TOTAL                              $300,000,000

Redemption provisions: The Company may redeem the Securities prior to maturity, in whole or in part, at a redemption price equal to the sum of 100% of the principal amount, plus accrued interest to the redemption date, plus a make-whole premium. The make-whole premium is based on the present values of interest and principal payments that, but for the redemption, would have been payable, discounted at a rate equal to the Treasury Yield (as defined in the prospectus supplement) plus 20 basis points.

Sinking fund requirements:       none

Conversion provisions:           none

Initial conversion price:        N/A

         Initial conversion date:            N/A

         Final conversion date:              N/A

         Delivery date:                      N/A

         Minimum Contract:                   N/A

         Maximum aggregate principal amount: N/A


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Fee:                             65 bps

Other terms:

Deutsche Bank Securities Inc. will reimburse the Company for certain expenses of this offering in an amount not to exceed $50,000.


Section 4 of the Underwriting Agreement is hereby amended by adding the following section:

         "(f) At the applicable Closing Time, there shall not have been any downgrading from the ratings specified in the Terms Agreement of any debt securities of the Company by any 'nationally recognized statistical rating organization' (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating)."

Section 8 of the Underwriting Agreement is hereby amended as follows:

1. Replace the words "any new outbreak of hostilities" in the second sentence with the words "any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress".

2. Add the words at the end of the second sentence "or (iii) any major disruption of settlements of securities or clearance services in the United States."







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         We represent that as representatives of the several Underwriters we are entitled to execute this Terms Agreement on behalf of the several Underwriters and otherwise to act as representatives on their behalf. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given by us as representatives of the several Underwriters.

                                       Deutsche Bank Securities Inc.,
                                       Acting on behalf of themselves and the
                                       other named Underwriters


                                       By:    /s/ DANIEL F. BENTON
                                           -------------------------------------
                                       Name:  Daniel F. Benton
                                       Title: Managing Director


                                       By:    /s/ BEN-ZION SMILCHENSKY
                                           -------------------------------------
                                       Name:  Ben-Zion Smilchensky
                                       Title: Director

                                       Address for notices:
                                            31 West 52nd Street
                                            New York, New York 10019




ACCEPTED:
Anadarko Petroleum Corporation

By:    /s/ JAMES R. LARSON
   -----------------------------------
Name:  James R. Larson
Title: Senior Vice President, Finance



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